 Exhibit (h)(8)(ii)

FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment (the “Amendment”) to the Administrative Services Agreement by among Protective Life Insurance Company (“Insurer”) and Invesco Advisers, Inc. (“Invesco”) (each a “Party” and collectively, the “Parties”) dated as of October 1, 2016 (the “Agreement”), is effective as of July 1, 2022. All terms used and not defined herein shall have the same meaning as in the Agreement.

WHEREAS the Parties desire to amend the Agreement with respect to the Quarterly Fee pursuant to Section 4.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties  agree as follows:

1)
The following subsection is added as Section 1 – Sub-section (c) Administrative Services; Payments Therefore. of the Agreement:

(c) “The portion of the Quarterly Fee attributable to the Invesco V.I. U.S. Government Money Portfolio Series I, CUSIP 00900X868 (the “Attributable Quarterly Fee”) will be guaranteed for a period of two years, beginning July 1, 2022 and ending July 1, 2024, and will automatically renew for each subsequent year unless sixty (60) days’ prior written notice is received by Insurer (the “Attributable Quarterly Fee Reduction Notice”). Any such Attributable Quarterly Fee Reduction Notice will provide Insurer with the rationale for the intent to reduce or suspend payment of the Attributable Quarterly Fee. If payment of the Attributable Quarterly Fee is reduced or suspended, payment will not be reinstated until the Invesco V.I. U.S. Government Money Portfolio is able to support payment of the Attributable Quarterly Fee.”

2)
All other terms and provisions of the Agreement  not  amended  herein shall  remain in full  force and effect.

3)
This Amendment may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this First Amendment is executed as of the date written above by a duly authorized officer of each Party.

PROTECTIVE LIFE INSURANCE COMPANY
By: /s/ Paul R Wells
Name: Paul R Wells
Title: CFO
Date: Oct 6, 2022

INVESCO ADVISERS, INC.
By: /s/ Nicole Filingeri
Name: Nicole Filingeri
Title: Vice President
Date: 10/6/2022